                                                                      Exhibit 99


                   RENO AIR ANNOUNCES FIRST QUARTER RESULTS
                   ----------------------------------------

Reno, Nev., May 7, 1998 -- Reno Air, Inc. [(NASDAQ: RENO), (PCX: RNO)] today reported that in the first quarter of 1998 it had a net loss of $7.1 million, or $0.67 per share of common stock (basic and diluted), compared to a loss of $5.0 million, or $0.48 per common share, for the same quarter last year. The loss in 1998 is before restructuring charges.

Reno Air Chairman, President and CEO Joe O'Gorman stated, "Coming out of a poor fourth quarter in 1997, there was not enough time to fix the revenue and cost issues that continued through the first quarter of 1998. Specifically, some maintenance issues remained and there was some heavily discounted revenue that continued into the first quarter of 1998. These items are now cleaned up and processes have been put in place to preclude their reoccurrence.

"During March and April, the schedule was realigned closing four cities, reducing the fleet and reallocating resources. This optimized schedule increases frequencies in key markets, raises aircraft utilization, and along with improved yield management will enhance revenue during the remainder of 1998. In addition, significant emphasis has been placed on reducing costs, including eliminating 15 percent of the workforce and continuing a complete review of all expenditures.

"Although the impact of these actions won't be seen until the middle of the second quarter and through the beginning of the third quarter, the company remains on a solid footing and performance improvement is being seen. With a new, experienced management team in place, we are confident Reno Air's shareholders will see improved results and we expect to show a profit for the full year."

In connection with the workforce reduction and other related actions, the Company incurred restructuring charges of $2.1 million, of which approximately $1.5 million was recorded in the first quarter. The balance of the restructuring charges will be recognized in the second quarter of 1998.

After the restructuring charge, the Company reported a net loss applicable to common stock of $8.6 million in the first quarter of 1998, or $0.81 per common share on both a basic and diluted basis.

OPERATING REVENUES

Operating revenues increased 4.6 percent to $93.8 million during the first quarter of 1998 compared to $89.7 million during the first quarter of 1997. This increase was driven primarily by a 6.8 percent increase in revenue passenger miles to 772 million compared to 723 million revenue passenger miles in the first quarter of 1997. The 1998 increase in operating revenues was depressed somewhat by a 1.3 percent decrease in yield to 11.52 cents.

The first quarter 1998 load factor was 64.6 percent, a slight decrease of 0.1 points from the first quarter of 1997.

OPERATING EXPENSES

Operating expenses increased by $6.8 million in the first quarter of 1998 compared to the 1997 period, such increase resulting primarily from higher payroll and aircraft maintenance expenses and by the $1.5 million restructuring charge. Despite the increase in operating expenses, operating costs per available seat mile remained at 8.4 cents for the first quarter of 1998 resulting principally from a 6.9 percent increase in available seat miles compared to the 1997 period.

In the first quarter of 1998, the Company changed its estimate of the depreciable lives of the Company's owned and Stage III compliant aircraft, spare engines and related aircraft components to approximately 25 years which had the effect of decreasing depreciation expense by $1.2 million in the quarter. This change in the depreciable lives is more representative of the estimated useful lives for this flight equipment than those shorter depreciable lives used previously by the Company.


                                      ###

Contact: Reno Air Corporate Communications - (702) 954-5000 Evening/Weekend - (888) 396-0817
                Connie Huff x4326


                                  Reno Air, Inc.
                             Statements of Operations
                For the Three Months Ended March 31, 1998 and 1997
                       (in thousands, except for share data)

                                                                                                         Three months ended
                                                                                                               March 31,
                                                                                                 ----------------------------------
                                                                                                      1998                    1997
                                                                                                             (unaudited)
Operating revenues:
  Passenger revenues                                                                             $   88,919              $   84,295
  Other                                                                                               4,907                   5,389
                                                                                                 ----------              ----------
    Total operating revenues                                                                         93,826                  89,684

Operating expenses:
  Salaries, wages and benefits                                                                       18,081                  15,323
  Aircraft fuel and oil                                                                              14,838                  18,078
  Aircraft leases                                                                                    17,628                  16,603
  Aircraft maintenance                                                                               11,283                   7,580
  Handling, landing and airport fees                                                                 10,642                   9,378
  Advertising, marketing and sales                                                                    6,593                   7,465
  Commissions                                                                                         4,044                   4,900
  Facility leases                                                                                     4,000                   3,090
  Insurance                                                                                           1,409                   1,833
  Communications                                                                                      1,696                   1,298
  Depreciation                                                                                        1,868                   2,218
  Restructuring charges                                                                               1,487                    --
  Other                                                                                               7,091                   6,090
                                                                                                 ----------              ----------
    Total operating expenses                                                                        100,660                  93,856
                                                                                                 ----------              ----------
Operating loss                                                                                       (6,834)                 (4,172)

Nonoperating income (expense):
  Interest expense                                                                                   (1,508)                 (1,268)
  Interest income                                                                                       838                     488
  Other                                                                                                (281)                    (45)
                                                                                                 ----------              ----------
    Nonoperating income (expense), net                                                                 (951)                   (825)
                                                                                                 ----------              ----------
Loss before income tax provision and preferred stock dividends                                       (7,785)                 (4,997)
Income tax (expense) benefit                                                                           --                      --
                                                                                                 ----------              ----------
Net loss before preferred stock dividends                                                            (7,785)                 (4,997)
Preferred stock dividends                                                                               807                    --
Net loss applicable to common stock                                                              $  (8,592)              $   4,997)
                                                                                                 ==========              ==========
Loss per common share and potential common share:

  Basic                                                                                          $    (0.81)             $    (0.48)
                                                                                                 ==========              ==========
  Diluted                                                                                        $    (0.81)             $    (0.48)
                                                                                                 ==========              ==========
Weighted average common shares and potential common
  shares outstanding:
  Basic                                                                                          10,560,111              10,370,907
                                                                                                 ==========              ==========
  Diluted                                                                                        10,560,111              10,370,907
                                                                                                 ==========              ==========
Selected operating statistics:

Revenue passenger miles (in thousands)                                                              771,635                 722,618
Available seat miles (ASMs, in thousands)                                                         1,194,315               1,116,810
Load factor (percent)                                                                                  64.6                    64.7
Passengers enplaned                                                                               1,337,892               1,272,875
Yield (cents)                                                                                          11.5                    11.7
Revenue per ASM (cents):
  Passenger                                                                                             7.4                     7.5
  Total operating revenues                                                                              7.9                     8.0
Operating cost per ASM (cents)                                                                          8.4                     8.4
Breakeven load factor after preferred stock dividends (percent)                                        70.9                    68.5
Weighted average number of aircraft during the period (1)                                                29                      29
Average daily aircraft utilization (revenue block hours)                                               10.4                     9.5
Average fuel cost per gallon (cents) (2)                                                               64.5                    85.0

(1) excludes one aircraft on lease to another company.
(2) excludes into-plane and similar fees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RENO AIR, INC.
By: /s/ Steven A. Rossum
Steven A. Rossum
Senior Vice President, General Counsel, and Corporate Secretary.